Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Brad Delco
615 J.B. Hunt Corporate Drive	Vice President – Finance & Investor Relations
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE THIRD QUARTER 2020

■ Third Quarter 2020 Revenue:	$2.47 billion; up 5%
■ Third Quarter 2020 Operating Income:	$175.5 million; up 5%
■ Third Quarter 2020 EPS:	$1.18 vs. $1.10

LOWELL, Ark., October 16, 2020 - J.B. Hunt Transport Services, Inc., (NASDAQ: JBHT) announced third quarter 2020 net earnings of $125.5 million, or diluted earnings per share of $1.18 vs. third quarter 2019 net earnings of $118.4 million, or $1.10 cents per diluted share. Included in the third quarter 2019 results were pre-tax charges of $44.2 million or $0.30 per share related to arbitration, including legal and interest charges.

Total operating revenue for the current quarter was $2.47 billion, compared with $2.36 billion for the third quarter 2019. Revenue performance was primarily driven by a 25% increase in revenue per load in Integrated Capacity Solutions (ICS), a 34% increase in the number of stops in Final Mile Services (FMS), a 9% increase in loads in Dedicated (DCS), and a 14% increase in loads in Truck (JBT), partially offset by a 5% decrease in revenue per load in Intermodal (JBI) and 32% decline in fuel surcharge revenue. Current quarter total operating revenue, excluding fuel surcharges, increased 9% vs. the comparable quarter 2019.

The amount of ICS operating revenue executed through Marketplace for J.B. Hunt 360°® increased to $291 million from $205 million in third quarter 2019. JBI executed approximately $41 million of third-party dray cost, and JBT executed approximately $26 million of its independent contractor costs through the platform during this quarter.

Operating income for the current quarter totaled $175.5 million vs. $167.9 million for the third quarter 2019. Operating income in third quarter 2019 included $44.2 million in pre-tax charges related to the final award in the arbitration with BNSF Railway Company (BNSF). Excluding these charges, operating income decreased 17% from third quarter 2019 primarily from increased rail purchase transportation costs, lower gross margins in ICS, increases in driver wages and recruiting costs, increased third-party and company dray costs, and continued investments in technology spend on new applications and legacy operating systems.

Interest expense in the current quarter decreased primarily from lower interest rates compared to third quarter 2019. The effective income tax rate for the current quarter is 23.3% compared to 23.9% for third quarter 2019. We expect our 2020 annual tax rate to fall between 24.0% and 24.5%.

Segment Information:

Intermodal (JBI)

■    Third Quarter 2020 Segment Revenue: $1.21 billion; down 2%

■    Third Quarter 2020 Operating Income: $108.4 million; up 22%

Overall intermodal volumes increased 2% vs. the same period in 2019. Eastern network loads grew 3%, while Transcon loads grew 2% compared to the third quarter 2019. Volumes in the quarter were heavily constrained by rail congestion and service issues stemming from a large and sudden increase in demand and intermittent labor challenges in both the rail and truck networks. Revenue declined by 2%, reflecting a 5% decline in revenue per load, partially offset by the 2% load growth; which is the combination of mix, customer rates, and fuel surcharges. Excluding fuel, revenue per load was flat year over year.

Operating income increased by 22% year over year, however the prior comparable period included $44.2 million in charges related to the final award in the BNSF arbitration. Excluding those charges, operating income was down 18% year over year. The decline in operating income is attributable to higher rail purchased transportation costs, including costs to reposition empty containers, lower overall revenue per load, and higher dray costs stemming from dislocations in rail capacity and a tight labor and truck capacity environment. The current period ended with approximately 97,400 units of trailing capacity and 5,647 power units in the dray fleet.

Dedicated Contract Services (DCS)

■    Third Quarter 2020 Segment Revenue: $553 million; up 1%

■    Third Quarter 2020 Operating Income: $80.4 million; up 5%

DCS revenue increased 1% during the current quarter over the same period in 2019. Productivity, defined as revenue per truck per week, was flat vs. 2019. Productivity excluding fuel surcharge revenue increased 2% vs. 2019. A net additional 63 revenue producing trucks were in the fleet by the end of the quarter compared to the prior year. Customer retention rates remain above 97%.

Operating income increased 5% over the prior year quarter. Benefits from increased productivity of assets, reduced driver turnover, fewer start-up costs, and lower travel and entertainment expenses, were partially offset by higher driver and account manager wages and benefits.

Integrated Capacity Solutions (ICS)

■    Third Quarter 2020 Segment Revenue:     $431 million; up 28%

■    Third Quarter 2020 Operating Loss:      $(18.3) million; compared to $(5.6) million in 3Q’19

ICS revenue increased 28% in the current quarter vs. the third quarter 2019. Volumes increased 2% and revenue per load increased 25% due to customer freight mix changes and higher contractual and spot rates compared to the third quarter 2019. Contractual volumes represented approximately 58% of the total load volume and 38% of the total revenue in the current quarter compared to 68% and 52%, respectively, in third quarter 2019. Of the total reported ICS revenue, approximately $291 million was executed through the Marketplace for J.B. Hunt 360 compared to $205 million in third quarter 2019.

Operating income decreased by $12.7 million from the third quarter 2019 primarily from lower gross profit margins. Gross profit margins decreased to 7.6% in the current period vs. 12.7% in the same period last year primarily from a competitive contractual pricing environment and tight supply dynamics that occurred throughout the quarter. ICS carrier base increased 14% vs. third quarter 2019.

Final Miles Services (FMS)

■    Third Quarter 2020 Segment Revenue:     $182 million; up 22%

■    Third Quarter 2020 Operating Income:     $2.1 million; up 13%

FMS revenue increased 22% compared to the same period 2019. Stop count within FMS increased 34% during the current quarter vs. a year ago, primarily from the December 2019 acquisition and the addition of multiple customer contracts implemented throughout 2020. Productivity, defined as revenue per stop, decreased approximately 9% compared to the prior year period primarily from the shift in mix between the asset and asset-light nature of the additional contracts that were implemented.

Operating income increased 13% over the prior year quarter driven primarily by increases in revenue from both the December 2019 acquisition and the addition of multiple customer contracts throughout 2020. Continued reductions in travel and entertainment compared to a year ago also benefited the current quarter that were partially offset by increased investment in service quality performance controls.

Truck (JBT)

■    Third Quarter 2020 Segment Revenue: $109 million; up 16%

■    Third Quarter 2020 Operating Income: $2.9 million; down 55%

JBT revenue increased 16% from the same period in 2019. Revenue excluding fuel surcharge revenue increased 19%, primarily from a 14% increase in load count and a 5% increase in revenue per load excluding fuel surcharge revenue compared to a year ago. Revenue per loaded mile excluding fuel surcharge revenue increased approximately 4% year-over-year while comparable contractual customer rates were down approximately 1% compared to the same period 2019. At the end of the period, JBT operated 1,713 tractors and 8,245 trailers compared to 1,896 and 6,826 one year ago, respectively.

Operating income decreased 55% compared to the same quarter 2019. Benefits from increased load counts were offset by increases in purchased transportation expense. In addition, higher personnel cost and increased investment in technology, both from the continued transition and expansion of 360box, contributed to the operating income decrease.

Cash Flow and Capitalization:

At September 30, 2020, we had a total of $1.30 billion outstanding on various debt instruments which is comparable to total debt levels at September 30, 2019 and December 31, 2019.

Our net capital expenditures for the nine months ended September 30, 2020, approximated $449 million compared to $587 million for the same period 2019. At September 30, 2020, we had cash and cash equivalents of approximately $319 million.

We had no purchases of our stock during the third quarter 2020. At September 30, 2020, we had approximately $520 million remaining under our share repurchase authorization. Actual shares outstanding at September 30, 2020, approximated 105.7 million.

Conference Call Information:

The Company will hold a conference call today at 9:00–10:00 am CT to discuss the quarterly earnings. To participate in the call, dial 1-833-397-0851 (domestic) or 516-575-8759 (international) 15 minutes prior to the start of the call and provide the following conference ID: 3368517. A replay of the call will be posted on our website here later today.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2019 and Quarterly Report filed on Form 10-Q for the period ended June 30, 2020. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended September 30
	2020		2019
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,296,053		$2,102,494
Fuel surcharge revenues	176,470		261,166
Total operating revenues	2,472,523	100.0%	2,363,660	100.0%

Operating expenses
Rents and purchased transportation	1,297,333	52.5%	1,196,377	50.6%
Salaries, wages and employee benefits	594,162	24.0%	554,872	23.5%
Depreciation and amortization	132,392	5.4%	126,803	5.3%
Fuel and fuel taxes	87,350	3.5%	114,764	4.8%
Operating supplies and expenses	86,103	3.5%	87,044	3.7%
General and administrative expenses, net of asset dispositions	41,894	1.6%	49,077	2.1%
Insurance and claims	35,412	1.4%	43,956	1.9%
Operating taxes and licenses	13,696	0.6%	14,266	0.6%
Communication and utilities	8,678	0.4%	8,639	0.4%
Total operating expenses	2,297,020	92.9%	2,195,798	92.9%
Operating income	175,503	7.1%	167,862	7.1%
Net interest expense	11,895	0.5%	12,357	0.5%
Earnings before income taxes	163,608	6.6%	155,505	6.6%
Income taxes	38,112	1.5%	37,095	1.6%
Net earnings	$125,496	5.1%	$118,410	5.0%
Average diluted shares outstanding	106,798		107,692
Diluted earnings per share	$1.18		$1.10

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30
	2020		2019
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$6,327,876		$5,954,102
Fuel surcharge revenues	571,045		760,832
Total operating revenues	6,898,921	100.0%	6,714,934	100.0%

Operating expenses
Rents and purchased transportation	3,467,782	50.3%	3,282,682	48.9%
Salaries, wages and employee benefits	1,722,548	25.0%	1,606,344	23.9%
Depreciation and amortization	392,786	5.7%	370,728	5.5%
Fuel and fuel taxes	263,932	3.8%	344,926	5.1%
Operating supplies and expenses	250,835	3.6%	249,480	3.7%
General and administrative expenses, net of asset dispositions	131,654	1.9%	140,654	2.2%
Insurance and claims	98,672	1.4%	124,963	1.8%
Operating taxes and licenses	40,575	0.6%	40,991	0.6%
Communication and utilities	24,710	0.4%	25,416	0.4%
Total operating expenses	6,393,494	92.7%	6,186,184	92.1%
Operating income	505,427	7.3%	528,750	7.9%
Net interest expense	36,749	0.5%	40,153	0.6%
Earnings before income taxes	468,678	6.8%	488,597	7.3%
Income taxes	116,650	1.7%	116,953	1.8%
Net earnings	$352,028	5.1%	$371,644	5.5%
Average diluted shares outstanding	106,776		108,569
Diluted earnings per share	$3.30		$3.42

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended September 30
	2020		2019
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,211,183	49%	$1,239,671	52%
Dedicated	552,948	22%	547,101	23%
Integrated Capacity Solutions	431,144	18%	336,721	14%
Final Mile Services	182,091	7%	148,987	7%
Truck	109,113	5%	94,182	4%
Subtotal	2,486,479	101%	2,366,662	100%
Intersegment eliminations	(13,956)	(1%)	(3,002)	(0%)
Consolidated revenue	$2,472,523	100%	$2,363,660	100%

Operating income

Intermodal	$108,412	62%	$88,708	53%
Dedicated	80,431	46%	76,425	46%
Integrated Capacity Solutions	(18,304)	(11%)	(5,639)	(4%)
Final Mile Services	2,090	1%	1,855	1%
Truck	2,948	2%	6,597	4%
Other (1)	(74)	(0%)	(84)	(0%)
Operating income	$175,503	100%	$167,862	100%

	Nine Months Ended September 30
	2020		2019
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$3,426,008	50%	$3,477,493	52%
Dedicated	1,627,852	24%	1,575,535	23%
Integrated Capacity Solutions	1,070,905	15%	971,799	15%
Final Mile Services	475,270	7%	402,336	6%
Truck	322,336	4%	295,661	4%
Subtotal	6,922,371	100%	6,722,824	100%
Intersegment eliminations	(23,450)	(0%)	(7,890)	(0%)
Consolidated revenue	$6,898,921	100%	$6,714,934	100%

Operating income

Intermodal	$317,652	63%	$316,382	60%
Dedicated	236,423	47%	202,747	38%
Integrated Capacity Solutions	(50,274)	(10%)	755	0%
Final Mile Services	(6,459)	(1%)	(13,733)	(2%)
Truck	8,207	1%	22,725	4%
Other (1)	(122)	(0%)	(126)	(0%)
Operating income	$505,427	100%	$528,750	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2020	2019

Intermodal

Loads	529,709	517,409
Average length of haul	1,695	1,697
Revenue per load	$2,287	$2,396
Average tractors during the period *	5,546	5,642
Tractors (end of period) *	5,647	5,643
Trailing equipment (end of period)	97,439	96,689
Average effective trailing equipment usage	94,846	89,175

Dedicated

Loads	940,225	863,077
Average length of haul	157	168
Revenue per truck per week**	$4,372	$4,384
Average trucks during the period***	9,697	9,572
Trucks (end of period) ***	9,723	9,660
Trailing equipment (end of period)	27,376	26,838

Integrated Capacity Solutions

Loads	326,563	320,183
Revenue per load	$1,320	$1,052
Gross profit margin	7.6%	12.7%
Employee count (end of period)	1,037	1,193
Approximate number of third-party carriers (end of period)	94,200	82,600
Marketplace for J.B. Hunt 360°:
Approximate carrier tractor count (end of period)	777,000	667,000
Revenue (millions)	$291.2	$205.4

Final Mile Services

Stops	1,604,694	1,199,801
Average trucks during the period***	1,448	1,265

Truck

Loads	98,505	86,647
Loaded miles (000)	40,599	35,411
Nonpaid empty mile percentage	19.2%	18.9%
Revenue per tractor per week**	$3,849	$3,829
Average tractors during the period *	1,783	1,910

Tractors (end of period)
Company-owned	800	859
Independent contractor	913	1,037
Total tractors	1,713	1,896

Trailers (end of period)	8,245	6,826

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Nine Months Ended September 30
	2020	2019

Intermodal

Loads	1,494,485	1,458,271
Average length of haul	1,683	1,670
Revenue per load	$2,292	$2,385
Average tractors during the period *	5,484	5,651
Tractors (end of period) *	5,647	5,643
Trailing equipment (end of period)	97,439	96,689
Average effective trailing equipment usage	88,262	84,924

Dedicated

Loads	2,726,455	2,478,661
Average length of haul	160	169
Revenue per truck per week**	$4,316	$4,343
Average trucks during the period***	9,713	9,387
Trucks (end of period) ***	9,723	9,660
Trailing equipment (end of period)	27,376	26,838

Integrated Capacity Solutions

Loads	896,709	915,932
Revenue per load	$1,194	$1,061
Gross profit margin	9.4%	14.1%
Employee count (end of period)	1,037	1,193
Approximate number of third-party carriers (end of period)	94,200	82,600
Marketplace for J.B. Hunt 360°:
Approximate carrier tractor count (end of period)	777,000	667,000
Revenue (millions)	$755.1	$614.3

Final Mile Services

Stops	3,922,318	3,132,900
Average trucks during the period***	1,362	1,240

Truck

Loads	299,297	259,568
Loaded miles (000)	125,718	109,122
Nonpaid empty mile percentage	18.9%	18.9%
Revenue per tractor per week**	$3,844	$3,885
Average tractors during the period*	1,859	1,986

Tractors (end of period)
Company-owned	800	859
Independent contractor	913	1,037
Total tractors	1,713	1,896

Trailers (end of period)	8,245	6,826

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$318,549	$35,000
Accounts Receivable, net	1,121,825	1,011,829
Prepaid expenses and other	288,224	434,470
Total current assets	1,728,598	1,481,299
Property and equipment	5,842,114	5,640,806
Less accumulated depreciation	2,159,710	2,019,940
Net property and equipment	3,682,404	3,620,866
Other assets, net	368,060	368,689
	$5,779,062	$5,470,854

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$603,523	$602,601
Claims accruals	273,088	279,590
Accrued payroll	145,110	68,220
Other accrued expenses	73,702	85,355
Total current liabilities	1,095,423	1,035,766

Long-term debt	1,303,353	1,295,740
Other long-term liabilities	181,561	173,241
Deferred income taxes	711,301	699,078
Stockholders' equity	2,487,424	2,267,029
	$5,779,062	$5,470,854

Supplemental Data
(unaudited)

	September 30, 2020	December 31, 2019

Actual shares outstanding at end of period (000)	105,679	106,213

Book value per actual share outstanding at end of period	$23.54	$21.34

	Nine Months Ended September 30
	2020	2019

Net cash provided by operating activities (000)	$910,994	$937,595

Net capital expenditures (000)	$448,721	$586,607